EXHIBIT 4.12

AGREEMENT

THIS AGREEMENT is dated for reference the 2nd day of April, 2008.

BETWEEN:

TERYL RESOURCES CORP.
240 - 11780 Hammersmith Way
Richmond, BC V7A 5E9

(hereinafter referred to as "Teryl")

OF THE FIRST PART

AND:

IAS ENERGY, INC.
240 - 11780 Hammersmith Way
Richmond, BC V7A 5E9

(hereinafter referred to as "IASCA")

OF THE SECOND PART

WHEREAS:

Teryl wishes to purchase all of IAS Energy, Inc.’s interest in three (3) gas wells located in Knox and Laurel County, Kentucky. The Clarence Bright #1 in Laurel County, The Ken Lee in Knox County, and The Elvis Farris #2 in Knox County, as to a 60% working interest (36% NRI) in each gas well (hereinafter collectively “The Gas Wells”).

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.

IASCA agrees to sell 100% of its interest in The Gas Wells in consideration of an initial payment of US$25,000. The balance of funds owed by Teryl to IASCA for the purchase of The Gas Wells will be determined by an independent report, prepared by a qualified petroleum geologist.

2.	All revenue received from The Gas Wells will now be received by Teryl upon execution of this Agreement.

3.	This Agreement and the purchase of The Gas Wells is subject to the approval of the TSX Venture Exchange and the British Columbia Securities Commission (“Regulatory Authorities”).

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TERYL RESOURCES CORP.	IAS ENERGY, INC.

“John Robertson”	“John Robertson”
Signature	Signature

John Robertson	John Robertson
Print Name	Print Name

President	President
Title	Title